Exhibit 10.04

GetAGeek, Inc.

Application Development Group

VoxTech Products, Inc.

DrSpeak Add-On Module

 Simple Billing System

(SBS)

Dr. Speak

09/26/05

 DEVELOPMENT AGREEMENT
GetAGeek, Inc.
32 Broadway, Suite 1414
New York, NY  10004

This agreement is made as of September 26, 2005 between VoxTech Products, Inc. (“Client”) and GetAGeek, Inc. (“Developer”)

In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provision of such attachments shall govern:

1.

Services.  Developer agrees to perform for Client the services listed in the Scope of Services section in Exhibit A attached hereto and executed by both Client and Developer.  Such services are hereinafter referred to as “Services or Product”.  Client agrees that Developer shall have reasonable access to Client’s staff and resources as necessary to perform the Developer’s services provided for by this contract.

2.

Rate of Payment for Services.  Client agrees to pay Developer for Services and Products in accordance with the schedule contained in Exhibit C attached hereto and executed by both Client and Developer.

3.

Invoicing.  Client shall pay the amount agreed to herein within 30 days of receipt of invoices, which shall be sent by Developer, and Client shall pay the amount of such invoices to Developer.  Commencement of the development efforts will begin when 50% of Exhibit C has been received as a deposit.  Client will be billed for the remaining 50% upon delivery of the software described herein and Developer should receive final payment for same within 30 days.

4.

Confidential Information.  Each party hereto (“Such Party”) shall hold in trust for the other party hereto (“Such Other Party”), and shall not disclose to any nonparty to the Agreement, any confidential information of Such Other Party.  Confidential information is information which relates to Such Other Party’s research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by nonparties of ordinary skill in computer design and programming.

Developer hereby acknowledges that during the performance of this contract, the Developer may learn or receive confidential Client information and therefore Developer hereby confirms that all such information relating to the Client’s business will be kept confidential by the Developer, except to the extent that such information is required to be divulged to the Developer’s clerical or support staff or associates in order to enable Developer to perform the contracted obligations.

5.

Staff.  Developer is an independent contractor and neither Developer nor Developer staff is, or shall be deemed to be employed by Client.  Client is hereby contracting with Developer for the services described on Exhibit A, and Developer reserves the right to determine the method by which the services will be performed.  Developer is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Client’s premises, then Developer’s time spent at the premises is to be at the discretion of the Developer; subject to the Client’s normal business hours and security requirements.  Developer herby confirms to the Client that the Client will not be required to furnish or provide any training to the Developer to enable the Developer to perform the services required hereunder.  The services shall be performed by the Developer or the Developer’s staff, and the Client shall not be required to hire, supervise or pay any assistants to help the Developer who performs the services under this agreement.   Developer shall not be required to devote the full time nor the full time of the Developer’s staff to the performance of the services required hereunder meeting all deadlines, and it is acknowledged that Developer has other Clients and Developer offers services to the general public.  The order or sequence in which the work is to be performed shall be under the control of the Developer.  Except to the extent the Developer’s work must be performed on or with Client’s computer or Client’s existing software, all materials used in providing the services shall be provided buy the Developer.  Developer’s services hereunder cannot be terminated or cancelled short of completion of the services agreed upon except for Developer’s failure to perform the contract’s specifications as required hereunder and conversely, subject to Client’s obligation to make full and timely payment(s) for Developer’s service as set forth in Exhibit C, Developer shall be obligated to complete the services agreed upon and shall be liable for non-performance of the services to the extent and as provided in paragraph 9 hereof.  The Client shall not provide any insurance coverage of any kind for the Developer or the Developer’s staff, and the Client will not withhold any amount that would normally be withheld from an employee’s pay.  Developer shall take appropriate measure to insure that its’ staff who perform Services are competent and that they do not breach Section 4 hereof.

Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of six months following the termination of this Agreement, neither party will, except with the other party’s prior written approval, solicit or offer employment to the other party’s employees or staff engaged in any efforts under this agreement.

6.

Client Representative.  The following individual, Gary Cella, shall represent the Client during the performance of this contract with respect to the services and deliverables as defined herein and has authority to execute written modifications of additions to this contract as defined in section 13.

7.

Disputes.  Any disputes that arise between the parties with respect to the performance of this contract shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equality in the costs of said arbitration.

The final arbitration decision shall be enforceable through the courts of the state of the Developer’s address [14 (ii)] or any other state in which the Client resides or may be located in the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this contract shall be as binding and enforceable as if this section (7) were no a part hereof.

8.

Taxes.  Any and all taxes, except income taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Client.  Developer shall be responsible for any taxes or penalties assessed by reason of any claims that Developer is an employee of Client, and Client and Developer specifically agree that Developer is not an employee of Client.

LIMITED WARRANTY

9.

Liability.  Developer warrants to Client that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and work will be performed by qualified personnel.  Special requirements for format or standards to be followed shall be attached as an additional Exhibit and executed by both Client and Developer.  Developer makes no other warranties whether written, oral or implied, including without limitation, warranty of fitness for purpose of merchantability.  Developer, its agents and officers, shall not be liable to Client or any third party for any claims, causes of action or direct, indirect, incidental, special or consequential, trebled or punitive damages, that result or are alleged to have resulted from the performance of this Agreement, except that Developer’s liability shall not be limited (a) in tort, for intentional misconduct or that of its agents or employees; or  (b) for bodily injury or death or damage to tangible or intangible, real or personal property proximately  caused by gross negligence of Developer or that of its agents or employees.

10.

Complete Agreement.  This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein.  No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Developer by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof.  Client acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

11.

Applicable Law.  Developer shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental procurement regulation to which it may be subject but to which reference is not made in Exhibit A and B.  This Agreement shall be construed in accordance with the laws of the State of New York.

12.

Scope of Agreement.  If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

13.

Additional Work.  After receipt of an order which adds to the Services, Developer may, at its discretion, take reasonable action and expend reasonable amounts of time and money based on such order. Client agrees to pay Developer for such action and expenditure as set forth in Exhibit C of this Agreement for payments related to Services.

14.

Notices.

(i)

Notices to Client should be sent to:

Gary Cella

5 Ridge Road

Cos Cob, CT  06807

(ii)

Notices to Developer should be sent to:

GetAGeek, Inc.

Chris LaRose

64 Secretariat Ct

Tinton Falls, NJ 07724

15.

Assignment.  Either party may not assign this Agreement without the prior written consent of the other party.  Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

In Witness Whereof, the parties hereto have signed this Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

____/s/Gary Cella______

___________________________

Gary Cella

GetAGeek, Inc.

Client

Developer

__Gary Cella, President__

Chris LaRose, President

Name and Title

Name and Title

EXHIBIT A

Scope of Work

Primary Work:

GetAGeek as Developer will program and provide a simplified billing software module that will integrate seamlessly into the existing DrSpeak system.

Ownership:

Client will own all the rights to the software module being provided

Requirements of the Module

The module being proposed for development is a Simplified Billing System or SBS that will provide for rudimentary billing and report generation for the DrSpeak system.  SBS should in no way be thought of as an accounting system but rather an easy interface for patient billing, statement generation and basic historical reporting on patient billing.

The descriptions of functionality listed below are not necessarily all of the functions that will be provided but are meant to indicate the primary output and expected functionality of the module.

The Developer will work closely with the Client representative (Dr. Christina DelPin) while developing this module to make certain that it provides an acceptable level of basic function as described herein.

Prints patient statements and bills:

Date of Service, CPT code, location, short description, charge, paid

Can use pre-printed letterhead or will print basic letterhead information

Allows for aged statements – Current, 30 - 60 days, 60 - 90, Over 90

Accepts payments and posts

Payment type CC, check, cash, Insurance Company payment

Includes an amount adjustment area

Remark area for comments

Report Generation

Gross revenue (specify date-range)

Payments by Insurance Carrier (specify date-range)

Referring physician revenue (specify date-range)

Place of service revenue (specify date-range)

Procedure report – code, units, billed, paid (specify date-range)

Account Maintenance

Provides alternate interface for billing adjustments and remarks

Includes function to archive bills older than four (4) years.

EXHIBIT B

Cost Description

Developer shall not bill for charges beyond costs indicated herein without prior written approval from Client.  Unforeseen difficulties, technological feasibility, and third party involvement, can and may increase the overall costs of the Product’s development.

EXHIBIT C

Costs and Fees

GetAGeek, Inc. (Developer) will program and deliver the SBS module as described herein:

Requirements Analysis:

$   850

Programming:

$12,000

Testing:

$ 2,150

Total Project Cost:

$15,000

Development will commence upon acceptance of this contract by signature of authorized representative of Client and receipt of 50% of total project cost.